Exhibit 4.25B

SECOND AMENDMENT TO

FINANCING AGREEMENT

THIS SECOND AMENDMENT TO FINANCING AGREEMENT (this “Amendment”) is entered into as of August 8, 2003, by and among Clean Harbors, Inc., a Massachusetts corporation (the ”Parent”), each subsidiary of the Parent listed as a “Borrower” on the signature pages to the Financing Agreement (together with the Parent, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages to the Financing Agreement (each a “Guarantor” and collectively, the “Guarantors”; together with the Borrowers, the “Loan Parties”), the financial institutions from time to time party to the Financing Agreement (each a “Lender” and collectively, the ”Lenders”), and Ableco Finance LLC, a Delaware limited liability company (“Ableco”), as agent for the Lenders (in such capacity, the “Agent”).

W I T N E S S E T H

WHEREAS, the Loan Parties, the Lenders and the Agent are parties to a Financing Agreement, dated as of September 6, 2002 (as amended, modified or supplemented from time to time, the “Financing Agreement”), pursuant to which the Lenders have made certain terms loans to the Borrowers in an aggregate principal amount at any time not to exceed the aggregate amount of the Commitments (as defined in the Financing Agreement) set forth therein;

WHEREAS, the Loan Parties, the Lenders and the Agent desire to amend certain terms and provisions of the Financing Agreement to reflect a modification of the financial covenants set forth in Section 7.03 thereof. In addition, the Borrowers have advised the Agent that the Borrowers may be in default under the financial covenants set forth in Section 7.03 of the Financing Agreement and have requested the Lenders to waive such defaults, and the Lenders have agreed to such waiver, subject to (i) the execution and delivery of this Amendment by the Loan Parties, and (ii) the other terms and conditions set forth in this Amendment;

WHEREAS, the Agent and the Lenders are willing to amend the Financing Agreement to provide for such amendments, subject to the execution and delivery of this Amendment by the Loan Parties; and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms used in this Amendment and not otherwise defined shall have their respective meanings set forth in the Financing Agreement.

2. Financial Covenants. Section 7.03 of the Financing Agreement is hereby amended in its entirety to read as follows:

“Section 7.03 Financial Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Leverage Ratio Permit the ratio of Consolidated Funded Indebtedness, less cash collateralizing the letters of credit which are permitted under clause (i) of the definition of “Permitted Indebtedness”, to Consolidated EBITDA of the Parent and its Subsidiaries as of the end of each period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries for which the last quarter ends on a date set forth below, to be greater than the applicable ratio set forth below:

Fiscal Quarter End	Leverage Ratio
September 30, 2003	2.13:1
December 31, 2003	2.27:1
March 31, 2004	2.23:1
June 30, 2004	1.80:1
September 30, 2004	1.79:1
December 31, 2004	1.65:1
March 31, 2005	1.49:1
June 30, 2005	1.32:1
September 30, 2005	1.15:1
December 31, 2005	0.98:1
March 31, 2006	0.87:1
June 30, 2006	0.78:1
September 30, 2006	0.70:1
December 31, 2006	0.62:1
March 31, 2007	0.52:1
June 30, 2007	0.42:1
September 30, 2007	0.32:1
December 31, 2007	0.21:1

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for each period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries for which the last quarter ends on a date set forth below to be less than the amount set forth opposite such date:

Fiscal Quarter End	Fixed Charge Coverage Ratio
September 30, 2003	0.93:1
December 31, 2003	0.80:1
March 31, 2004	0.87:1
June 30, 2004	1.00:1
September 30, 2004	1.05:1

December 31, 2004	1.12:1
March 31, 2005	1.17:1
June 30, 2005	1.22:1
September 30, 2005	1.27:1
December 31, 2005	1.33:1
March 31, 2006	1.35:1
June 30, 2006	1.38:1
September 30, 2006	1.41:1
December 31, 2006	1.43:1
March 31, 2007	1.46:1
June 30, 2007	1.49:1
September 30, 2007	1.52:1
December 31, 2007	1.55:1

(c) Consolidated EBITDA. Permit Consolidated EBITDA of the Parent and its Subsidiaries for the four fiscal quarters ending as of the end of the applicable fiscal quarter set forth below, to be less than the applicable amount set forth below:

Fiscal Quarter End	Consolidated EBITDA
September 30, 2003	$52,997,000
December 31, 2003	$50,106,000
March 31, 2004	$53,087,000
June 30, 2004	$59,501,000
September 30, 2004	$61,726,000
December 31, 2004	$64,610,000
March 31, 2005	$68,525,000
June 30, 2005	$72,440,000
September 30, 2005	$76,355,000
December 31, 2005	$80,270,000
March 31, 2006	$82,936,000
June 30, 2006	$85,600,000
September 30, 2006	$88,265,000
December 31, 2006	$90,930,000
March 31, 2007	$94,969,000
June 30, 2007	$99,008,000
September 30, 2007	$103,047,000
December 31, 2007	$107,089,000

3. Amendment Fees. The Borrowers hereby agree that, in consideration of the Lenders’ willingness to enter into this Amendment, the Borrowers shall pay to the Agent, for the ratable benefit of the Lenders signatory hereto, in immediately available funds, a non-refundable amendment fee (the “Initial Amendment Fee”) equal to $620,000, which Initial Amendment Fee shall be fully earned on the Amendment Effective Date (as hereinafter defined) and payable on the first day of each month following the Amendment Effective Date in increments of $155,000 until such Initial Amendment Fee is paid in full. If the Borrowers fail to achieve 95% of their projected Consolidated EBITDA for the period commencing July 1, 2003 through and including December 31, 2003 based upon the Borrower’s Consolidated EBITDA benchmarks delivered to the Agent on the Amendment Effective Date, the Borrowers shall pay to the Agent, for the ratable benefit of the Lenders signatory hereto, in immediately available funds, a non-refundable fee in the amount of $620,000 (the “Additional Amendment Fee”), which Additional Amendment Fee shall be fully earned and payable on the date on which the Borrowers deliver their financial statements to the Agent for the month ending December 31, 2003 pursuant to Section 7.01(a)(iii).

4. Conditions to Effectiveness. This Amendment shall become effective only upon satisfaction in full, in a manner satisfactory to the Agent, of the following conditions precedent (the first date upon which all such conditions shall have been satisfied being herein called the “Amendment Effective Date”), provided that the amendments set forth in Section 2 of this Amendment shall be deemed effective as of July 1, 2003 but shall not apply to periods prior to July 1, 2003:

(a) The representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered on or on behalf of any Loan Party to the Agent or any Lender pursuant to the Financing Agreement or any other Loan Document on or prior to the Amendment Effective Date are true and correct on and as of such date as though made on and as of such date, and, subject to Section 6 hereof, no Default or Event of Default has occurred and is continuing on the Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b) Delivery of Documents. The Agent shall have received on or before the Amendment Effective Date counterparts to this Amendment signed by each of the Loan Parties, the Lenders and the Agent, in form and substance satisfactory to the Agent and dated the Amendment Effective Date.

(c) All legal matters incident to this Amendment shall be satisfactory to the Agent and its counsel.

5. Representations and Warranties. Each Loan Party that is a party to the Financing Agreement hereby represents and warrants to the Agent and the Lenders as follows:

(a) Representations and Warranties; No Event of Default. The representations and warranties herein, in Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered on or on behalf of any Loan Party to the Agent or any Lender pursuant to the Financing Agreement or any other Loan Document on or prior to the Amendment Effective Date are true and correct on and as of such date as though made on and as of such date, and, subject to Section 6 hereof, no Default or Event of Default has occurred and is continuing as of the Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, and to execute and deliver this Amendment, and to consummate the transactions contemplated hereby and by the Financing Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

(c) Authorization, Etc. The execution, delivery and performance of this Amendment and each other Loan Document being executed in connection with this Amendment by each Loan Party that is a party thereto, and the performance of the Financing Agreement as amended hereby (i) have been duly authorized by all necessary action, (ii) do not and will not contravene such Loan Party’s charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any Transaction Document, any Material Contract or any other contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(d) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of this Amendment or any other Loan Document to which it is a party being executed in connection with this Amendment, or for the performance of the Financing Agreement, as amended hereby.

(e) Enforceability of Loan Documents. Each of this Amendment, the Financing Agreement, as amended hereby, and each other Loan Document to which such Loan Party is a party is a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

6. Waiver and Consent.

(a) Pursuant to the request of the Borrowers, the Lenders hereby consent to and waive, to the extent, if any, any Event of Default that would arise under Section 9.01(c) of the Financing Agreement as a result of the Borrowers’ failure to satisfy each of the financial covenants set forth in Section 7.03 of the Financing Agreement for the fiscal quarter ended June 30, 2003.

(b) The Lenders’ consent and waiver of any Event of Default relating to the events set forth in paragraph (a) above:

i. shall be effective only in this specific instance and for the specific purposes set forth herein, and

ii. does not allow for any other or further departure from the terms and conditions of the Financing Agreement or any other Loan Documents, which terms and conditions shall continue in full force and effect.

7. Continued Effectiveness of Financing Agreement. Each Loan Party hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Amendment Effective Date all references in any such Loan Document to “the Financing Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment, and (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Agent, or to grant to the Agent, a Lien on any collateral as security for the Obligations of the Borrowers from time to time existing in respect of the Financing Agreement and the Loan Documents, such pledge, assignment and/or grant of a Lien is hereby ratified and confirmed in all respects.

8. Miscellaneous.

(a) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(d) Each Loan Party hereby acknowledges and agrees that this Amendment constitutes a “Loan Document” under the Financing Agreement. Accordingly, it shall be an Event of Default under the Financing Agreement if (i) any representation or warranty made by a Loan Party under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made, or (ii) a Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Amendment.

(e) Notwithstanding anything to the contrary, except as specifically provided herein, this Amendment is not, and shall not be deemed to be, a waiver of, or a consent to any Event of Default, event with which the giving of notice or lapse of time or both may result in an Event of Default, or other noncompliance now existing or hereafter arising under the Financing Agreement and the other Loan Documents.

9. The Borrowers will pay on demand all reasonable out-of-pocket costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees, disbursements and other charges of Schulte Roth & Zabel LLP, counsel to the Agent.

10. THE LOAN PARTIES, THE AGENT AND THE LENDERS EACH HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION,

PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF THE AGENT OR THE LENDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

CLEAN HARBORS, INC.

ALTAIR DISPOSAL SERVICES, LLC

BATON ROUGE DISPOSAL, LLC

BRIDGEPORT DISPOSAL, LLC

CLEAN HARBORS ANDOVER, LLC

CLEAN HARBORS ANTIOCH, LLC

CLEAN HARBORS ARAGONITE, LLC

CLEAN HARBORS ARIZONA, LLC

CLEAN HARBORS BATON ROUGE, LLC

CLEAN HARBORS BDT, LLC

CLEAN HARBORS BUTTONWILLOW, LLC

CLEAN HARBORS CHATTANOOGA, LLC

CHEMICAL SALES, LLC

CLEAN HARBORS COFFEYVILLE, LLC

CLEAN HARBORS COLFAX, LLC

CLEAN HARBORS DEER PARK, L.P.

CLEAN HARBORS DEER TRAIL, LLC

CLEAN HARBORS DISPOSAL SERVICES, INC.

CLEAN HARBORS FINANCIAL SERVICES COMPANY

CLEAN HARBORS FLORIDA, LLC

CLEAN HARBORS GRASSY MOUNTAIN, LLC

CLEAN HARBORS KANSAS, LLC

CLEAN HARBORS LAPORTE, L.P.

CLEAN HARBORS LAUREL, LLC

CLEAN HARBORS LONE MOUNTAIN, LLC

CLEAN HARBORS LONE STAR CORP.

CLEAN HARBORS LOS ANGELES, LLC

CLEAN HARBORS OF TEXAS, LLC

CLEAN HARBORS PECATONICA, LLC

CLEAN HARBORS PLAQUEMINE, LLC

CLEAN HARBORS PPM, LLC

CLEAN HARBORS REIDSVILLE, LLC

CLEAN HARBORS SAN JOSE, LLC

CLEAN HARBORS TENNESSEE, LLC

CLEAN HARBORS WESTMORLAND, LLC

CLEAN HARBORS WHITE CASTLE, LLC

CROWLEY DISPOSAL, LLC

DISPOSAL PROPERTIES, LLC

GSX DISPOSAL, LLC

HARBOR INDUSTRIAL SERVICES TEXAS, L.P.

HILLIARD DISPOSAL, LLC

ROEBUCK DISPOSAL, LLC

SAWYER DISPOSAL SERVICES, LLC

TULSA DISPOSAL, LLC

CLEAN HARBORS ENVIRONMENTAL SERVICES, INC.

CLEAN HARBORS OF BRAINTREE, INC.

CLEAN HARBORS OF NATICK, INC.

CLEAN HARBORS SERVICES, INC.

MURPHY’S WASTE OIL SERVICE, INC.

CLEAN HARBORS KINGSTON FACILITY CORPORATION

CLEAN HARBORS OF CONNECTICUT, INC.

HARBOR MANAGEMENT CONSULTANTS, INC.

SPRING GROVE RESOURCE RECOVERY, INC.

By:
Name: Stephen H. Moynihan
Title: Senior Vice President

GUARANTOR:
CLEAN HARBORS OF BALTIMORE, INC.

By:
Name: Stephen H. Moynihan
Title: Senior Vice President

AGENT AND LENDER:
ABLECO FINANCE LLC (on behalf of itself and its affiliate assigns)

By:
Name:
Title:

LENDERS:
OAK HILL SECURITIES FUND, L.P.

By:	Oak Hill Securities GenPar, L.P., its general partner

By:	Oak Hill Securities MGP, Inc., its general partner

By:
Name:
Title:

OAK HILL SECURITIES FUND II, L.P.

By:	Oak Hill Securities GenPar II, L.P., its general partner

By:	Oak Hill Securities MGP II, Inc., its general partner

By:
Name:
Title:

LERNER ENTERPRISES, L.P.:

By:	Oak Hill Asset Management, Inc., as advisor and attorney-in-fact to Lerner Enterprises, L.P.

By:
Name:
Title:

P&PK FAMILY LTD. PARTNERSHIP:

By:	Oak Hill Asset Management, Inc., as advisor advisor and attorney-in-fact to P&PK Family Ltd. Partnership

By:
Name:
Title:

CARDINAL INVESTMENT PARTNERS I, L.P.:

By:	Oak Hill Advisors, L.P., as advisor and attorney-in-fact to Cardinal Investment Partners I, L.P.

By:	Oak Hill Advisors MGP, Inc., its general partner

By:
Name:
Title:

DENALI CAPITAL II CLO, LTD.

By:	Denali Capital LLC, Managing Member Of DC Funding Partners LLC, Portfolio Manager For Denali Capital II CLO, Ltd.

By:
Name:
Title:

DENALI CAPITAL I CLO, LTD.

By:	Denali Capital LLC, Managing Member of DC Funding Partners LLC, portfolio manager for Denali Capital I CLO, Ltd.

By:
Name:
Title:

REGIMENT CAPITAL II, L.P.

By:	Regiment Capital Management, L.L.C., its general partner

By:	Regiment Capital Advisors, L.L.C., its manager

By:
Name:
Title: